As filed with the Securities and Exchange Commission on January 6, 2026

Securities Act File No. 333-288636

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

Registration Statement
Under
The Securities Act Of 1933	[X]
Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 2	[X]

DATUM ONE SERIES TRUST

(Exact Name of Registrant Specified in Charter)

50 S. LaSalle Street

Chicago, IL 60603

(Address of Principal Executive Offices) (Zip Code)

(866) 494-4270

(Registrant’s Area Code and Telephone Number)

Name and Address of Agent for Service of Process	With copies to:
Barbara J. Nelligan The Northern Trust Company 50 S. LaSalle Street Chicago, Illinois 60603	Jessica Reece Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199

It is proposed that this filing will become effective immediately.

This Post-Effective Amendment No. 2 to the Datum One Series Trust® (the “Trust”) Registration Statement on Form N-14 hereby incorporates Part A and Part B to the Registration Statements on Form N-14 filed pursuant to Rule 485(b) on August 20, 2025. This Post-Effective Amendment No. 2 is being filed for the purpose of adding the final tax opinions as exhibits to Part C of the Registration Statement.

PART C

Item 15. Indemnification.

Reference is made to Article VIII of the Registrant’s Agreement and Declaration of Trust. The application of these provisions is limited by the following undertaking set forth in the rules promulgated by the Securities and Exchange Commission:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue. The Registrant may maintain a standard mutual fund and investment advisory professional and directors and officers’ liability policy. The policy, if maintained, would provide coverage to the Registrant, its Trustees and officers, and could cover its advisers, among others. Coverage under the policy would include losses by reason of any act, error, omission, misstatement, misleading statement, neglect or breach of duty.

Item 16. Exhibits.

(1)(a)	Agreement and Declaration of Trust dated February 28, 2020 which was filed as an Exhibit to the Registrant’s Form N-1A dated March 10, 2020 is hereby incorporated by reference.

(1)(b)	Amended and Restated Agreement and Declaration of Trust dated March 3, 2020 which was filed as an Exhibit to the Registrant’s Form N-1A dated March 10, 2020 is hereby incorporated by reference.

(1)(c)	First Amendment to the Amended and Restated Agreement and Declaration of Trust dated December 5, 2023 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 9 dated February 15, 2024.

(1)(d)	Second Amendment to the Amended and Restated Agreement and Declaration of Trust dated December 5, 2023 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 10 dated March 15, 2024.

(1)(e)	Third Amendment to the Amended and Restated Agreement and Declaration of Trust dated December 5, 2023 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 17dated November 13, 2024.

(1)(f)	Fourth Amendment to the Amended and Restated Agreement and Declaration of Trust dated December 5, 2023 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 20 dated May 29, 2025.

(2)	By-Laws dated February 28, 2020 which were filed as an Exhibit to the Registrant’s Form N-1A dated May 13, 2022 is hereby incorporated by reference.

(3)	Not Applicable

(4)	Form of Agreement and Plan of Reorganization is included as Appendix A to Part A hereof.

(5)	Article III (Shares) and Article V (Shareholders’ Voting Powers and Meetings) of the Amended and Restated Agreement and Declaration of Trust

(6)(a)	Amended & Restated Investment Management Agreement between the Registrant and First Sentier Investors (US) LLC, on behalf of the Funds advised by First Sentier Investors (US) LLC, dated May 20, 2025 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 21 dated June 6, 2025.

(6)(b)	Investment Sub-Advisory Agreement between First Sentier Investors (US) LLC and First Sentier Investors (Australia) IM Ltd, on behalf of the Funds sub-advised by First Sentier Investors (Australia) IM Ltd, dated December 4, 2024 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 18 dated January 27, 2025.

(6)(c)	Amended Schedule A and B to the Investment Sub-Advisory Agreement between First Sentier Investors (US) LLC and First Sentier Investors (Australia) IM Ltd, on behalf of the Funds sub-advised by First Sentier Investors (Australia) IM Ltd, dated May 20, 2025 which was filed as an Exhibit to the Registrant’s Form N-1A Post Effective Amendment No. 21 dated June 6, 2025.

(7)(a)	Distribution Agreement between the Registrant and Foreside Financial Services, LLC dated March 3, 2020 and Form of Dealer Agreement which was filed as an Exhibit to the Registrant’s Form N-1A dated April 15, 2020 is hereby incorporated by reference.

(7)(b)	First Amendment to the Distribution Agreement between the Registrant and Foreside Financial Services, LLC dated July 2, 2020 which was filed as an Exhibit to the Registrant’s Form N-1A dated July 16, 2020 is hereby incorporated by reference.

(7)(c)	Novation of Distribution Agreement between the Registrant and Foreside Financial Services, LLC was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 7 dated January 31, 2023 is hereby incorporated by reference.

(7)(d)	First Amendment to the Distribution Agreement between the Registrant and Foreside Financial Services, LLC dated November 8, 2022 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 7 dated January 31, 2023 is hereby incorporated by reference.

(7)(e)	Second Amendment to the Distribution Agreement between the Registrant and Foreside Financial Services, LLC dated April 8, 2024 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 11 dated May 1, 2024 is hereby incorporated by reference.

(7)(f)	Third Amendment to the Distribution Agreement between the Registrant and Foreside Financial Services, LLC dated May 22, 2024 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 13 dated June 28, 2024 is hereby incorporated by reference.

(7)(g)	Fourth Amendment to the Distribution Agreement between the Registrant and Foreside Financial Services, LLC dated December 4, 2024 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 18 dated January 27, 2025 is hereby incorporated by reference.

(7)(h)	Fifth Amendment to the Distribution Agreement between the Registrant and Foreside Financial Services, LLC dated May 20, 2025 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 21 dated June 6, 2025 is hereby incorporated by reference.

(7)(i)	Distribution Services Agreement between First Sentier Investors (US) LLC and Foreside Financial Services, LLC dated December 17, 2024 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 18 dated January 27, 2025 is hereby incorporated by reference.

(8)	Not applicable

(9)(a)	Custody Agreement between the Registrant and The Northern Trust Company dated March 3, 2020 which was filed as an Exhibit to the Registrant’s Form N-1A dated March 10, 2020 is hereby incorporated by reference.

(9)(b)	Amendment to the Custody Agreement between the Registrant and The Northern Trust Company dated July 2, 2020 which was filed as an Exhibit to the Registrant’s Form N-1A dated July 16, 2020 is hereby incorporated by reference.

(9)(c)	Amendment to the Custody Agreement between the Registrant and The Northern Trust Company dated November 9, 2022 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 7 dated January 31, 2023 is hereby incorporated by reference.

(9)(d)	Amendment to the Custody Agreement between the Registrant and The Northern Trust Company dated March 8, 2024 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 10 dated March 15, 2024 is hereby incorporated by reference.

(9)(e)	Amendment to the Custody Agreement between the Registrant and The Northern Trust Company dated June 14, 2024 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 13 dated June 28, 2024 is hereby incorporated by reference.

(9)(f)	Amendment to the Custody Agreement between the Registrant and The Northern Trust Company dated December 5, 2024 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 18 dated January 27, 2025 is hereby incorporated by reference.

(9)(g)	Amendment to the Custody Agreement between the Registrant and The Northern Trust Company dated May 20, 2025 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 21 dated June 6, 2025 is hereby incorporated by reference.

(9)(h)	Amended and Restated Custody Agreement between the Registrant and The Northern Trust Company dated October 1, 2025 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 26 dated November 3, 2025, is hereby incorporated by reference.

(10)(a)	Rule 12b-1 Plan adopted on December 5, 2023, which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 11 dated May 1, 2024 is hereby incorporated by reference.

(10)(b)	Shareholder Services Plan adopted on December 5, 2023, which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 11 dated May 1, 2024 is hereby incorporated by reference.

(10)(c)	Amended & Restated Exhibit A to the Shareholder Services Plan dated May 20, 2025 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 20 dated May 29, 2025 is hereby incorporated by reference.

(10)(b)	Amended & Restated Multiple Class Plan Pursuant to Rule 18f-3 Plan adopted on May 20, 2025 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 20 dated May 29, 2025 is hereby incorporated by reference.

(11)	Opinion and Consent of Ropes & Gray LLP regarding the legality of the securities being registered, which was filed as an Exhibit to the Registrant’s Registration Statement on Form N-14 dated July 11, 2025, is hereby incorporated by reference.

(12)(a)	Opinion of Ropes & Gray LLP with respect to tax matters in connection with the reorganization of the First Sentier American Listed Infrastructure Fund into the First Sentier American Listed Infrastructure Fund is filed herewith.

(12)(b)	Opinion of Ropes & Gray LLP with respect to tax matters in connection with the reorganization of the First Sentier Global Listed Infrastructure Fund into the First Sentier Global Listed Infrastructure Fund is filed herewith.

(12)(c)	Consent of Ropes & Gray LLP as to filing of tax opinions in connection with the reorganizations of the Funds is filed herewith.

(13)(a)	Amended and Restated Transfer Agency and Service Agreement between the Registrant and The Northern Trust Company dated March 8, 2024 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 10 dated March 15, 2024 is hereby incorporated by reference.

(13)(b)	Amendment to the Amended and Restated Transfer Agency and Service Agreement dated June 14, 2024 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 13 dated June 28, 2024 is hereby incorporated by reference.

(13)(c)	Amendment to the Amended and Restated Transfer Agency and Service Agreement between the Registrant and The Northern Trust Company dated December 5, 2024 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 18 dated January 27, 2025 is hereby incorporated by reference.

(13)(d)	Amendment to the Amended and Restated Transfer Agency and Service Agreement between the Registrant and The Northern Trust Company dated May 20, 2025 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 21 dated June 6, 2025 is hereby incorporated by reference.

(13)(e)	Fund Officer Agreement between the Registrant and Foreside Fund Officer Services, LLC dated March 3, 2020 which was filed as an Exhibit to the Registrant’s Form N-1A dated April 15, 2020 is hereby incorporated by reference.

(13)(f)	First Amendment to the Fund Officer Agreement between the Registrant and Foreside Fund Officer Services, LLC dated August 5, 2024 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 16 dated September 16, 2024 is hereby incorporated by reference.

(13)(g)	Amended & Restated Expense Limitation Agreement between Registrant and First Sentier Investors (US) LLC, on behalf of the Funds advised by First Sentier Investors (US) LLC, dated May 20, 2025 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No 21 dated June 6, 2025.

(13)(h)	Fund Administration and Accounting Services Agreement between the Registrant and The Northern Trust Company dated March 3, 2020 which was filed as an Exhibit to the Registrant’s Form N-1A dated March 10, 2020 is hereby incorporated by reference.

(13)(i)	First Amended Schedule D to the Fund Administration and Accounting Services Agreement between the Registrant and The Northern Trust Company dated July 2, 2020 which was filed as an Exhibit to the Registrant’s Form N-1A dated July 16, 2020 is hereby incorporated by reference.

(13)(j)	Amendment to the Fund Administration and Accounting Services Agreement between the Registrant and The Northern Trust Company dated November 9, 2022 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 7 dated January 31, 2023 is hereby incorporated by reference.

(13)(k)	Amendment to the Fund Administration and Accounting Services Agreement between the Registrant and The Northern Trust Company dated March 8, 2024 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 10 dated March 15, 2024 is hereby incorporated by reference.

(13)(l)	Amendment to the Amended Fund Administration and Accounting Services Agreement between the Registrant and The Northern Trust Company dated June 14, 2024 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 13 dated June 28, 2024 is hereby incorporated by reference.

(13)(m)	Amendment to the Fund Administration and Accounting Services Agreement between the Registrant and The Northern Trust Company dated December 5, 2024 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 18 dated January 27, 2025 is hereby incorporated by reference.

(13)(n)	Amendment to the Fund Administration and Accounting Services Agreement between the Registrant and The Northern Trust Company dated May 20, 2025 which was filed as an Exhibit to the Registrant’s Form N-1A Post-Effective Amendment No. 21 dated June 6, 2025 is hereby incorporated by reference.

(14)(a)	Consent of Independent Registered Public Accounting Firm which was filed as an Exhibit to Registrant’s Registration Statement on Form N-14 dated August 20, 2025 is hereby incorporated by reference.

(15)	Not applicable.

(16)(a)	Power of Attorney for Ryan D. Burns with respect to the filings on Form N-14, which was filed as an Exhibit to the Registrant’s Registration Statement on Form N-14 dated July 11, 2025, is hereby incorporated by reference.

(16)(b)	Power of Attorney for JoAnn S. Lilek with respect to the filings on Form N-14, which was filed as an Exhibit to the Registrant’s Registration Statement on Form N-14 dated July 11, 2025, is hereby incorporated by reference.

(16)(c)	Power of Attorney for Patricia A. Weiland with respect to the filings on Form N-14, which was filed as an Exhibit to the Registrant’s Registration Statement on Form N-14 dated July 11, 2025, is hereby incorporated by reference.

(16)(d)	Power of Attorney for Lloyd A. Wennlund with respect to the filings on Form N-14, which was filed as an Exhibit to the Registrant’s Registration Statement on Form N-14 dated July 11, 2025, is hereby incorporated by reference.

(17)	Form of Proxy Card is included in Part A hereof.

Item 17.	Undertakings

(1)	The undersigned Registrant agrees that, prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned Registrant agrees that every prospectus filed under paragraph (1) above will be filed as a part of an amendment to this registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NOTICE

A copy of the Amended and Restated Agreement and Declaration of Trust of Datum One Series Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the relevant series of the Registrant.

SIGNATURES

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the Registrant, in the City of Chicago in the State of Illinois on the 6th day of January, 2026.

Datum One Series Trust

By:	/s/ Barbara J. Nelligan
Barbara J. Nelligan, President

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Barbara J. Nelligan	President (Principal Executive Officer)	January 6, 2026
Barbara J. Nelligan

Ryan D. Burns	Trustee	January 6, 2026
Ryan D. Burns*

JoAnn S. Lilek	Trustee	January 6, 2026
JoAnn S. Lilek*

Patricia A. Weiland	Trustee	January 6, 2026
Patricia A. Weiland*

Lloyd A. Wennlund	Trustee	January 6, 2026
Lloyd A. Wennlund*

/s/ Tracy L. Dotolo	Treasurer (Principal Financial Officer)	January 6, 2026
Tracy L. Dotolo

By:	/s/ Barbara J. Nelligan
Barbara J. Nelligan, as Attorney-in-Fact

*	Pursuant to Power of Attorney

Exhibit Index

(12)(a)	Opinion of Ropes & Gray LLP with respect to tax matters in connection with the reorganization of the First Sentier American Listed Infrastructure Fund into the First Sentier American Listed Infrastructure Fund.
(12)(b)	Opinion of Ropes & Gray LLP with respect to tax matters in connection with the reorganization of the First Sentier Global Listed Infrastructure Fund into the First Sentier Global Listed Infrastructure Fund.
(12)(c)	Consent of Ropes & Gray LLP as to filing of tax opinions in connection with the reorganizations of the Funds.